Exhibit 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (“Agreement”) between Lithia Motors, Inc., an Oregon corporation (“Lithia”), and Sidney B. DeBoer (“DeBoer”), is dated September ___, 2015.

Lithia and DeBoer agree as follows:

1.            Benefits. DeBoer’s employment as an executive officer with Lithia shall terminate effective December 31, 2015 (the “Transition Date”). Lithia shall, beginning January 1, 2016 until DeBoer’s death, provide the following benefits to DeBoer for his prior service with Lithia (the “Benefits”), which Benefits shall continue irrespective of DeBoer’s future employment status with the Company or whether he continues as a director of the Company.

Except as provided in Section 13, for prior services rendered, Lithia shall:

(a)     pay DeBoer quarterly $262,500 in cash (the “Cash Payment”);

(b)     provide DeBoer annually a $42,000 car allowance; and

(c)     pay on DeBoer’s behalf an amount equal to the aggregate amount of annual insurance premiums payable with respect to the four Employee Policies. As used in this Agreement, the term “Employee Policies” means each “Employee Policy” as defined in the Amended and Restated Split-Dollar Agreement dated effective January 1, 2013 between Lithia and DeBoer.

In 2016 Lithia shall make the Benefits payments to DeBoer no earlier than July 2, 2016. For each period thereafter, Lithia shall make the Cash Payment to DeBoer, if DeBoer is alive on the first day of a fiscal quarter, no later than the first date in such fiscal quarter on which Lithia makes its first regular payroll payments and shall make the other Benefits payments consistent with its standard payroll practices. (For example, assuming accrued amounts payable under Section 1(c), above, were $33,000 at July 2 and that a regular payroll date is not July 1 or 2, DeBoer would receive a payment in cash on July 2, 2016 equal to (a) $787,500 (three quarters of the Cash Payment) plus (b) $21,000 (half the car allowance), plus (c) $33,000 (the reimbursement amount under the Employee Policies).)

After the Transition Date, DeBoer shall not be eligible to participate in any Lithia incentive bonus programs, including the receipt of cash compensation under Lithia’s 2013 Discretionary Support Services Variable Performance Compensation Plan (the “Variable Compensation Plan”) or any compensation under Lithia’s 2013 Stock Incentive Plan, in each case with respect to services DeBoer provides to Lithia after the Transition Date, and Lithia will cease making contributions to Mr. DeBoer’s account under Lithia’s Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan. Receipt of the Benefits is conditioned on DeBoer having executed and delivered to Lithia within 60 days following the date of this Agreement (the “Release Period”) the Release of Claims in substantially the form attached hereto as Exhibit A (the “Release of Claims”) and the revocation period specified therein having expired without DeBoer having revoked the release and waiver of claims under the Age Discrimination in Employment Act. If the latest date on which the revocation period could end occurs in the calendar year following termination of employment, then for purposes of determining the payment date of any payment subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the release will be treated as effective in such following calendar year.

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2.            Prior Terms of Amended Employment and Change in Control Agreement. Except for the covenants contained in Section 5 thereof, which are incorporated herein by reference and shall continue in effect, the Terms of Amended Employment and Change in Control Agreement between Lithia and DeBoer dated January 15, 2009, is hereby terminated and of no further effect.

3.            Dispute Resolution. If a dispute arises pursuant to this Agreement, the parties agree to resolve the dispute through binding arbitration as set forth below. The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury.

Any and all disputes, claims, or controversies between the parties (“parties” specifically including, but not being limited to, any assignee of a party) arising out of or relating to this Agreement that are not otherwise resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, at JAMS’ office in Medford, Oregon (or, if none, at JAMS’ office in the United States which is closest to Medford, Oregon), pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1, et seq. The dispute shall be submitted to one Arbitrator, who shall have sole authority to determine procedural questions, such as arbitrability, standing, and real party in interest, as well as the merits of the claim.

Any party may commence the arbitration process by filing a written demand for arbitration with JAMS at the designated office and concurrently sending a copy to the other party or parties. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect when the demand is filed. The parties to the dispute, claim, or controversy will cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The costs and fees of JAMS and of the arbitrator shall be borne equally by the parties to the dispute, claim, or controversy. The provisions of this paragraph are specifically enforceable by any court with subject matter jurisdiction sitting in Jackson County, Oregon. The prevailing party or parties shall be entitled to an award of its reasonable attorney fees and costs through every stage of the proceeding and in obtaining and enforcing any judgment. The arbitrator shall have sole discretion to determine which is the prevailing party or parties and the amount of reasonable attorney fees and costs.

4.            Notices. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to Lithia or to DeBoer at their last known addresses.

5.            Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

6.            Waiver/Amendment. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.            Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid or unenforceable, the remaining provisions shall continue to be fully effective. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

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8.            Entire Agreement. This Agreement represents the entire agreement between the parties regarding the subject matter hereof and together with Lithia’s employee handbook and Code of Business Conduct and Ethics, governs the terms of DeBoer’s employment. Where there is a conflict between this Agreement and the employee handbook or code, the terms of this Agreement shall govern. This Agreement supersedes any other prior oral or written agreement between the parties on the subject matter hereof.

9.            Assignment. DeBoer shall not assign or transfer any of DeBoer’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of DeBoer’s duties under the terms of this Agreement. Upon DeBoer’s death, DeBoer’s rights under this agreement shall inure to DeBoer’s heirs, executors, administrators or assigns. The rights and obligations of Lithia under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Lithia, regardless of the manner in which the successors or assigns succeed to the interests or assets of Lithia. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Lithia, by any merger, consolidation or acquisition where Lithia is not the surviving corporation, by any transfer of all or substantially all of Lithia’s assets or by any other change in Lithia’s structure or the manner in which Lithia’s business or assets are held. DeBoer’s employment shall not be deemed terminated upon the occurrence of one of the foregoing events. In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.

10.          Survival. If any benefits provided to DeBoer under this Agreement are still owed or claims under the Agreement are still pending at the time of termination of this Agreement, this Agreement shall continue in force with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. The Restrictive Covenants and dispute resolution provisions of this Agreement shall survive after termination of this Agreement, and shall be enforceable regardless of any claim DeBoer may have against Lithia.

11.          Advice of Counsel. DeBoer acknowledges that, in executing this Agreement, DeBoer has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party be reason of the drafting or preparation hereof. DeBoer acknowledges that Lithia is not providing any tax advice to DeBoer and is not making any representation or warranty regarding the tax consequences of any amounts payable to DeBoer under this Agreement.

12.          No Changes to DeBoer’s Compensation Prior to Transition Date. Nothing in this Agreement shall reduce amounts that Lithia owes to DeBoer with respect to services DeBoer performs for Lithia prior to the Transition Date, including, without limitation, DeBoer’s salary and amounts that Lithia owes to DeBoer related to Lithia performance in the second half of 2015 under the Variable Compensation Plan.

13.          Section 409A. Notwithstanding anything to the contrary in this Agreement:

(a)     If, at the time of DeBoer’s “separation from service” with Lithia, he is a “specified employee” as such terms are defined in Section 409A of the Code and the regulations promulgated thereunder, and one or more of the payments or benefits received or to be received by DeBoer pursuant to this Agreement would constitute “deferred compensation” subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six months following DeBoer’s separation from service with Lithia or (b) DeBoer’s death (such earlier date, the “Delayed Payment Date”), unless the payment or distribution is exempt from the application of Section 409A. Amounts that otherwise would be paid before the Delayed Payment Date shall be held and accumulated without interest and shall be paid on Lithia’s first regular payroll date following the Delayed Payment Date.

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(b)     The parties intend that this Agreement, to the extent possible, will be administered in accordance with Section 409A of the Code and will interpreted in a manner so that all payments hereunder do not constitute a deferral of compensation or, if so, will constitute a deferral for which the payment and other terms are compliant with Section 409A of the Code. Lithia may, without DeBoer’s prior consent, amend this Agreement, adopt policies and procedures, or take other actions (including amendments, policies, procedures and actions with retroactive effect) that Lithia determines are necessary or appropriate to (i) exempt any payment or benefit under this Agreement from the application of Section 409A or (ii) cause any payment or benefit to comply with the requirements of Section 409A.

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IN WITNESS WHEREOF, the parties have signed this Agreement effective on the day and year first above written.

DEBOER:

______________________________________

Sidney B. DeBoer

LITHIA MOTORS, INC.

By:      ___________________________________

Chris Holzshu, Chief Financial Officer

By:      ___________________________________

William Young, Chair, Compensation Committee

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Exhibit A

RELEASE OF CLAIMS

This is a confidential agreement (the “Release of Claims”) between you, Lithia Motors, Inc., an Oregon corporation, and Lithia Support Services, Inc., an Oregon corporation (together with Lithia Motors, Inc., “Lithia,” and also referred to herein as “us,” “we” or “our”). This Release of Claims is dated for reference purposes _____________, 2015 (the “Delivery Date), which is the date we delivered this Release of Claims to you for your consideration.

1.            Transition as an Executive Officer. Your position as an executive officer of Lithia terminates on December 31, 2015 (the “Transition Date”).

2.           Payments. In exchange for your agreeing to the release of claims and other terms in this Release of Claims, we will pay you the “Benefits” set forth in the Transition Agreement between you and Lithia dated September __, 2015 (the “Transition Agreement”). Such provisions of the Transition Agreement are incorporated herein by reference. You acknowledge that we are not obligated to pay the Benefits to you unless you comply with the terms of the Transition Agreement and of this Release of Claims.

3.            Termination of Benefits. Except as provided in the Transition Agreement, your participation in all of our employee benefit plans and programs will end on the Transition Date. Your rights under any of our pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

4.            Full Payment. You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us through the date of this Release of Claims, except for the amount owed to you under Lithia’s 2013 Discretionary Support Services Variable Performance Compensation Plan related to Lithia performance in the second half of 2015 (the “Final Variable Compensation Amount”).

5.            No Further Compensation. Any and all agreements to pay you bonuses or other incentive compensation, except for the Final Variable Compensation Amount, are terminated as of December 31, 2015. You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation from us other than the Final Variable Compensation Amount. We owe you no further compensation or benefits of any kind, except as described in Sections 2 and 4 above, compensation payable under the Director Service Agreement effective January 1, 2016 between you and Lithia (the “Director Service Agreement”) and compensation that is “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

6.            Release of Claims.

(a)     You hereby release (i) Lithia and its subsidiaries, affiliates, and benefit plans, (ii) each of Lithia’s past and present shareholders, executives, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Release of Claims.

(b)     The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

(c)     You release and forever discharge us, our subsidiaries and affiliates, all predecessors and successors for such entities, and all officers, directors, employees, agents, shareholders, representatives and insurers of the aforementioned (herein, collectively the “Released Parties”) from any and all liability, damages or causes of action, claims, charges, judgments, or obligations of whatever kind or character you have or may have against the Released Parties, and you covenant that you shall not assist, participate or be represented in, nor institute, submit or file, or permit to be instituted, submitted or filed on the Released Parties, nor shall you voluntarily participate or cooperate in the prosecution of, any lawsuit, charge, claim, complaint or other proceeding against the Released Parties with any administrative agency, court or other forum under any federal, state or local laws or regulations, including, but not limited to, under Title VII of the Civil Rights Act of 1964, as amended; Title VII of the Civil Rights Act of 1964; claims under the Civil Rights Action of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 USC § 1981, 1981a, 1983, 1985, or 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Fair Labor Standards Act of 1938 as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985; the applicable workers’ compensation statutes; and all amendments to each such act as well as the regulations issued; or any other federal, state, or local laws, rules or regulations, including any insurance, human rights, civil rights, wage-hour, pension, or labor laws, rules or regulations; public policy, contract or tort laws, or any claim of retaliation under any law, or any claim arising under common law, including, but not limited to, causes of action for wrongful termination; discrimination on the basis of age, sex, race, or national origin or any other basis; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; fraud; conspiracy to commit any act mentioned herein; breach of the employment offer letter or of any other contract (whether express or implied, oral or written); breach of the implied covenant of good faith and fair dealing; interference with business advantage; interference with prospective economic advantage; interference with contractual relationship; defamation; failure to pay compensation of any kind, or to pay equal compensation for equal work; or any other action whether cognizable in law or in equity, based upon any conduct up to and including the date of this Release of Claims, and shall not, from any source or proceeding, seek or accept any award or settlement therefrom.

(d)     This Release of Claims is subject to the terms of the Older Worker Benefit Protect Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, you acknowledge and agree that you have executed this Release of Claims voluntarily and with full knowledge of its consequences. In addition, you hereby acknowledge and agree as follows: (i) you are waiving any and all rights or claims that you may have arising under the ADEA; (ii) you understand that you are not waiving any rights or claims that may arise after the date this Release of Claims is executed; (iii) you understand that in exchange for the waiver and release of your rights under this Release of Claims, you are receiving consideration in addition to any consideration to which you are already entitled; (iv) you understand that this Release of Claims does not bar you from bringing a claim under ADEA challenging the validity of the ADEA waiver set forth herein; (v) you have been advised to seek legal counsel regarding this waiver, to the extent you deem necessary or appropriate, and you have had ample time to review and analyze this entire Release of Claims, and understands its final and binding effect; and (vi) you have seven days to revoke your waiver of ADEA claims after signing and delivering this Release of Claims to us.

(e)     You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Release of Claims, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Release of Claims. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Release of Claims. Should you apply for future employment with Lithia, Lithia has no obligation to consider you for future employment.

(f)     You represent and warrant that you have all necessary authority to enter into this Release of Claims (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

(g)     Except as provided in Section 3 above, this Release of Claims does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers’ compensation benefits. This Release of Claims also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

(h)     You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Release of Claims, you may learn information that might have affected your decision to enter into this Release of Claims. You assume this risk and all other risks of any mistake in entering into this Release of Claims. You agree that this release is fairly and knowingly made.

7.           Acceptance and Revocation Period and Effective Date. You shall have twenty-one (21) days after the Delivery Date in which to review this Release of Claims and deliver the Release of Claims signed by you to us by such date. The signed agreement must be delivered to Lithia Motors, Inc. to the attention of the Chief Executive Officer, at 150 N. Bartlett Street, Medford, Oregon 97501. You shall have a period of seven (7) days after the date upon which you deliver the signed Release of Claims to us in which to revoke the waiver of ADEA claims (the “Revocation Period”). This waiver of ADEA claims shall become effective upon expiration of the Revocation Period, provided you have not delivered a written notice of revocation to us before such expiration (“Effective Date”). In the event of any such revocation of waiver of ADEA claims, the remaining obligations contained in the Release of Claims shall be of full force and effect. For purposes of this Section, “delivery” of the Release of Claims will be deemed given as of (i) the day the Release of Claims is delivered to us in person, or by a nationally recognized express delivery service (such as Federal Express, UPS or DHL) to the above address; (ii) the day the Release of Claims is delivered via facsimile to us; or (iii) the day the Release of Claims is deposited in the U.S. mail system, postage prepaid, certified or registered, return receipt requested, and addressed as set forth above.

8.            Restrictive Covenants. You shall comply with Section 5 of the Terms of Amended Employment and Change in Control Agreement between you and Lithia dated January 9, 2009, incorporated by reference into Section 2 of the Transition Agreement and incorporated herein by reference, and Lithia will have the right to enforce those provisions under the terms specified therein.

9.            Cooperation Regarding Other Claims. If any claim is asserted by or against us as to which you have relevant knowledge, you will cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

10.          No Admission of Liability. Neither this Release of Claims nor the payments made under this Release of Claims, the Transition Agreement or the Director Service Agreement are an admission of any liability or wrongdoing by us.

11.          Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Release of Claims. You acknowledge that you have had an adequate opportunity to do so.

12.         Governing Law. This Release of Claims is governed by the laws of the State of Oregon that apply to contracts executed and to be performed entirely within the State of Oregon.

13.         Dispute Resolution. If a dispute arises pursuant to this Agreement, the parties agree to resolve the disputes through binding arbitration as set forth below. The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury.

(a)     Arbitration. In the event a dispute arises pursuant to this Release of Claims we both agree to resolve all disputes by submitting such dispute to binding arbitration as set forth below. We confirm that by agreeing to this alternate dispute resolution process, we both intend to give up our rights to have any dispute decided in court by a judge or jury. Any and all disputes, claims, or controversies between us arising out of or relating to this Release of Claims shall be submitted to final and binding arbitration before JAMS, or its successor, at JAMS’ office in Medford, Oregon (or, if none, at JAMS’ office in the United States which is closest to Medford, Oregon), pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1, et seq. The dispute shall be submitted to one Arbitrator, who shall have sole authority to determine procedural questions, such as arbitrability, standing, and real party in interest, as well as the merits of the claim.

Either of us may commence the arbitration process by filing a written demand for arbitration with JAMS at the designated office and concurrently sending a copy to the other party or parties. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect when the demand is filed. Each of us will cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The costs and fees of JAMS and of the arbitrator shall be borne equally by us. The provisions of this paragraph are specifically enforceable by any court with subject matter jurisdiction sitting in Jackson County, Oregon.

(b)     Expenses/Attorneys’ Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including but not limited to, attorneys’ fees, filing and service fees, witness fees and arbitrator’s fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

14.          Saving Provision. If any part of this Release of Claims is held to be unenforceable, it shall not affect any other part. If any part of this Release of Claims is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

15.          Final and Complete Agreement. Except for the Transition Agreement and the Director Service Agreement, this Release of Claims is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this Release of Claims relying on anything not set out herein.

Lithia Motors, Inc.

By: ____________________________________

Title:___________________________________

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Release of Claims and confirm that I have read and understood each part of it. I acknowledge that pursuant to Section 7, I have twenty-one (21) days after delivery of this Release of Claims within which to review and consider this agreement, prior to signing and delivering to you.

Sidney B. DeBoer
(Name)

(Signature)

(Date)

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